     This SUBSCRIPTION AGENT AGREEMENT (this "Agreement"), dated as of__________ _________ by and between Blue Chip Value Fund, Inc. (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Subscription Agent").

                              W I T N E S S E T H:

     WHEREAS, the Board of Directors of the Company has authorized and declared a distribution (the "Rights Offering") of one right (a "Right") for each share of Common Stock, $ .01 par value, held of record by shareholders of the Company (the "Shareholders") on ____________________ (the "Record Date");


     WHEREAS, the Company has filed a registration statement with the Securities and Exchange Commission on ___________ on Form N-2, which became effective on __ __________, and has also filed with the Commission a prospectus (the "Prospectus") dated ________________, each of which relates to the Rights Offering;


     WHEREAS, each Shareholder is entitled to subscribe for and purchase at a subscription price ("Subscription Price") as described in the Prospectus one share of Common Stock of the Company (a "Share" and collectively, the "Shares") for each five (5) Rights held, and under certain circumstances, shares not acquired by exercise of primary subscription rights, upon the terms and subject to the conditions hereinafter set forth; and


     WHEREAS, the Company desires the Subscription Agent to act on behalf of the Company, and the Subscription Agent is willing so to act, in connection with the issuance and exercise of Rights and other matters as provided herein.


     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:


     SECTION 1.  Appointment of Subscription Agent.  The Company hereby appoints
                 ---------------------------------
the Subscription Agent to act as agent for the Company in accordance with the instructions set forth hereinafter in the Agreement, and the Subscription Agent hereby accepts such appointment.


     SECTION 2.  Duties of Subscription Agent
                 ----------------------------

          (a) The Subscription Agent shall, from a list of Shareholders as of the Record Date to be prepared by the Subscription Agent in its capacity as transfer agent of the Company prepare and record subscription rights ("Subscription Rights") in the names of the Shareholders, setting forth the number of Rights to subscribe to the Shares calculated on the basis of one Right for each Share recorded on the Company books in the name of each shareholder as of the Record Date.

          (b) Each Subscription . Right shall be non-transferable and shall, if exercised by the holder thereof in the manner set forth in the Prospectus, become irrevocable upon the expiration of the Rights Offering. The Subscription Agent shall, in its capacity as transfer agent for the Company, maintain a register of Subscription Rights and the holders of record thereof (each of whom shall be deemed a "Shareholder" hereunder for purposes of determining the rights of holders of Subscription Rights). Each Subscription Right shall, subject to the provisions thereof, entitle the Shareholder in whose name it is recorded to the following:


               (1) The right (the "Basic Subscription Right") to purchase a number of Shares equal to one Share for every five (5) Subscription Rights; provided, however, that no Rights Certificates which evidence fractional rights and no fractional Shares shall be issued; and


               (2) The right (the "Oversubscription Right") to purchase from the Company additional Shares, subject to the availability of such shares and to allotment of such shares as may be available among Shareholders who exercise Oversubscription Rights on the basis specified in the Prospectus; provided, however, that a Shareholder who has not exercised his Basic Subscription Rights with respect to the full number of shares that such Shareholder is entitled to purchase by virtue of his Basic Subscription Rights as of the Expiration Date, if any, shall not be entitled to any Oversubscription Rights.

          (c) A Shareholder may exercise his Basic Subscription Rights and Oversubscription Rights by delivery to the Subscription Agent at its corporate office specified in the Prospectus of (i) the Subscription Right with respect thereto, duly executed by such Shareholder in accordance with and as provided by the terms and conditions of the Subscription Right, together with (ii) the assumed purchase price for each share of Common Stock subscribed for by exercise of such Rights, in United States dollars by money order or check drawn on a bank located in the continental United States and in each case payable to the order of ChaseMellon Shareholder Services, L.L.C.

          (d) Rights may be exercised at any time after the date of issuance of the Subscription Rights with respect thereto but no later than 5:00 p.m. Eastern Daylight Time on such date as the Company shall designate to the Subscription Agent in writing (the "Expiration Date"). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Subscription Agent shall be deemed to occur when such materials are received at the corporate office of the Subscription Agent specified in the Prospectus.

          (e) Notwithstanding the provisions of Section 2(c) and 2(d) regarding delivery of an executed Subscription Right to the Agent prior to 5:00 p.m. Eastern Daylight Time on the Expiration Date, if prior to such time the Agent receives notice of guaranteed delivery by mail or otherwise from a bank, trust company or a New York Stock Exchange member guaranteeing delivery of (i) full payment for shares purchased and subscribed for by virtue of a Shareholder's Rights, and (ii) a properly completed and executed Exercise Form, then such exercise of Basic Subscription Rights and Oversubscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Exercise Form by the Agent within five business days after the Expiration Date.

          (f) Within five business days following the Pricing Date as defined in the Prospectus (the "Confirmation Date"), the Agent shall send a confirmation to each Shareholder (or, for Shares on the Record Date held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee), showing (i) the number of Shares acquired pursuant to the Basic Subscription Rights, (ii) the number of Shares, if any, acquired pursuant to the Oversubscription Rights, (iii) the per Share total purchase price for the Shares, (iv) any amount payable to the Shareholder pursuant to Section 2(i), and
(v) any additional amount payable by such Shareholder to the Company or any excess to be refunded by the Company to such Shareholder, in each case based on the Subscription Price as determined on the Pricing Date. Any additional payment acquired from a Shareholder must be received by the Subscription Agent within ten business days after the Confirmation Date. Any excess payment to be refunded by the Company to a Shareholder shall be mailed by the Subscription Agent to the Shareholder within fifteen business days after the Confirmation Date, as provided in Section 2(i) below.

          (g) If, after allocation of Shares to persons exercising Basic Subscription Rights, there remain unexercised Rights, then the Subscription Agent shall allot the shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to persons exercising Oversubscription Rights, in the amounts of such oversubscriptions. If the number of shares for which Oversubscription Rights have been exercised is greater than the Remaining Shares, the Subscription Agent shall allot the Remaining Shares to the persons exercising Oversubscription Rights pro rata based solely on the number of Shares held on the Record Date.

          (h) All proceeds from the exercise of Rights shall be held by the Subscription Agent in a segregated, interest-bearing account in the name of the

Company. The Subscription Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of Shares subscribed and distributable.

          (i) (1) The Subscription Agent shall mail to the Shareholders within fifteen business days after the Confirmation Date and after full payment for subscribed Shares has cleared: (i) certificates representing those shares purchased pursuant to exercise of Basic Subscription Rights and those shares purchased pursuant to the exercise of Oversubscription Rights; and (ii) in the case of each Shareholder who subscribed and paid for the Shares at an assumed purchase price greater than the actual per share purchase price, a refund in the amount of the difference between the assumed purchase price and the actual purchase price.


                    (2) The Subscription Agent shall deliver the proceeds of the exercise of Rights to the Company as promptly as practicable, but in no event later than fifteen business days after the Confirmation Date.

          (j) The Subscription Agent shall account promptly to the Company with respect to Rights exercised and concurrently account for all monies received and returned by the Subscription Agent with respect to the purchase of Shares upon the exercise of Rights.

          (k) In the event the Subscription Agent does not receive, within ten business days after the Confirmation Date, any amount due from a Shareholder as specified in Section 2(f),then it shall take such action with respect to such Shareholder's Subscription Rights as may be instructed in writing by the Company, including, without limitation, (i) applying any payment actually received by it toward the purchase of the greatest whole number of Shares which could be acquired with such payment, (ii) allocating the shares subject to such Subscription Rights to one or more other Shareholders, and (iii) selling all or a portion of the Shares deliverable upon exercise of such Subscription Rights on the open market, and applying the proceeds thereof to the amount owed.

          (l) No Subscription Right shall entitle a Shareholder to vote or receive dividends or be deemed the holder of Shares for any purpose, nor shall anything contained in any Subscription Right be construed to confer upon any Shareholder any of the rights of a shareholder of the Company or any right to vote, given or withhold consent to any action by the Company (whether upon any recapitalization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings or other action affecting shareholders or receive dividends or otherwise, until the Rights evidenced thereby shall have been exercised and the Shares purchasable upon the exercise thereof shall have become deliverable as provided in this Agreement and in the Prospectus.

     SECTION 3.  Issuance of Securities.  The Company has authorized, and will
                 -----------------------
hold in reserve, a number of Shares sufficient to provide for the exercise of the Rights.

     SECTION 4.  Form of Rights Certificates.  The Rights Certificates (and the
                 ----------------------------
subscription forms to purchase Shares) shall be substantially in the form attached as Exhibit A hereto. Each Rights Certificate shall be dated as of the date of issuance thereof by the Subscription Agent, and on its face shall entitle the holder to subscribe and purchase one Share for each five (5) Rights at the Subscription Price.

     SECTION 5.  Validation of Rights Certificates
                 ---------------------------------

          (a) The Rights Certificates shall be printed with the name of the Company and the Subscription Agent as shown on Exhibit A, which printed names shall be valid without further signature or countersignatures.


          (b) The Subscription Agent shall maintain at its offices books and records showing the holders of the Rights Certificates, the number of Rights held and the disposition of those Rights, whether through exercise, expiration or otherwise.


     SECTION 6.  Mutilated, Destroyed, Lost or Stolen Rights Certificates.  Upon
                 ---------------------------------------------------------
receipt by the Company and the Subscription Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, the Subscription Agent will make and deliver a new Rights Certificate of like tenor to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated; or it shall issue those Shares being purchased by a shareholder by the exercise of Rights if the conditions to such issuance are otherwise met, e.g., payment, without
                                               -----
replacement of a Rights Certificate. If the Company requires an indemnity bond, such indemnity bond shall be in such form as shall be sufficient in the Company's judgment to protect the Company from any loss which it may suffer if a Rights Certificate is replaced.


     SECTION 7.  Subsequent Issuance of Rights Certificates.  Subsequent to
                 -------------------------------------------
their original issuance, no Rights Certificates shall be issued except for split up or exchange of Rights Certificates held by securities depositories, brokers or other nominees or those issued in replacement of mutilated, destroyed, lost or stolen Rights Certificates.

     SECTION 8.  Exercise of Rights.  Only the registered holder of any Rights
                 -------------------
Certificate may exercise the Rights evidenced thereby in accordance with instructions of the Rights Certificate and in the Prospectus.

     SECTION 9.  Reports.  The Subscription Agent shall notify both the Company
                 --------
and its designated representatives by telephone as requested during the period commencing with the mailing of the Rights Certificates and ending on the Expiration Date, which notices shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day requested, (ii) the number of Rights for which defective exercises have been received on such day, and (iii) the cumulative total of the information set forth in clauses (i) and (ii) above.
The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designated representatives, upon their request, with the information compiled pursuant to the Prospectus. The Subscription Agent will also make available when reasonably requested by the Company, various other data including data showing demographics of Shareholders who exercise Rights, and those who participate in the oversubscription and, conversely, those who did not exercise Rights or participate in the oversubscription.

     SECTION 10.  Future Instructions and Interpretations
                  ---------------------------------------

          (a) All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determination will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification, although the Subscription Agent will give such notices at the Company's request in certain instances.

          (b) The Subscription Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, President or Treasurer of the Company, and to apply to any such officer for advice and instructions in connection with its duties, and the Subscription Agent shall not be liable for any actions taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

     SECTION 11.  Payment of Taxes.  The Company covenants and agrees that it
                  -----------------
will pay when due and payable all documentary stamp and other taxes, if any, which may be payable in respect of the issuance and delivery of any Rights Certificates or of the Shares purchasable upon the exercise of the Rights; provided, however, that the Company shall not be liable for any tax liability
(i) arising out of any transaction which it results in, or is deemed to be, an exchange of Rights or Shares or a constructive dividend with respect to Rights or Shares or (ii) based on taxes on income.

     SECTION 12.  Cancellation and Destruction of Rights Certificates.  All
                  ----------------------------------------------------
Rights Certificates surrendered for the purpose of exercise shall, if surrendered to the Company or to any of its agents, be delivered to the Subscription Agent for cancellation or in cancelled form or, if surrendered to the Subscription Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof, except as expressly permitted by provisions of this Agreement. The Subscription Agent shall deliver all cancelled Rights Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

     SECTION 13.  Record Date.  Each person in whose name a Share is issued in
                  ------------
accordance with the terms hereof shall for all purposes be deemed to have become the holder of record of such securities represented thereby on, and such certificates shall be dated, the date the certificates are issued by the Subscription Agent.

     SECTION 14.  Rights and Obligations of Subscription Agent under the
                  ------------------------------------------------------
Prospectus.
-----------

          (a) Not withstanding anything contained in this Agreement to the contrary, and in addition to and not in lieu of any of the rights and obligations of the Subscription Agent under this Agreement, the Subscription Agent shall be bound by, and act in accordance with, the terms of the Prospectus with respect to the Rights offering.

          (b) The Subscription Agent shall provide services in a reasonable and prudent manner so that it can efficiently handle the Rights Offering, including, for example, issuing notices of deficiencies, refunds or collections, communications with Shareholders or their representatives, and allocating Shares requested and paid for by subscribing Shareholders in accordance with the terms in the Prospectus.

     SECTION 15.  Concerning the Subscription Agent
                  ---------------------------------

          (a) The Company agrees to pay to the Subscription Agent reasonable compensation for all services rendered by it hereunder as in a one page fee schedule signed by the Company attached hereto, and, from time to time, on demand of the Subscription Agent, its reasonable expenses and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

          (b) The Subscription Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered, or omitted by it in connection with its duties under this Agreement in reliance upon any Rights Certificate, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and where necessary, guaranteed, verified or acknowledged, by the proper person or persons.


     SECTION 16.  Merger or Consolidation or Change of Name of Subscription
                  ---------------------------------------------------------
Agent
-----

          (a) Any corporation into which the Subscription Agent or any successor Subscription Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Subscription Agent or any successor Subscription Agent shall be a party, or any corporation succeeding to the business of the Subscription Agent or any successor Subscription Agent, shall be the successor to the Subscription Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. In the agency created by this Agreement any of the Rights Certificates which shall have been printed with the name of the Subscription Agent but not delivered, any such successor Subscription Agent may adopt the name of the predecessor Subscription Agent and deliver such Rights Certificates either in the name of the predecessor Subscription Agent or in the name of the successor Subscription Agent; and, in all such cases, such Rights Certificates shall have the full force and effect provided in the Rights Certificates.


     SECTION 17.  Duties of Subscription Agent.  The Subscription Agent
                  -----------------------------
undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company by its acceptance hereof shall be bound:

          (a) The Subscription Agent may consult with legal counsel (who may be, but it is not required to be, legal counsel for the Company), and the written opinion of such counsel shall be full and complete authorization and protection to the Subscription Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

          (b) Whenever in the performance of its duties under this Agreement the Subscription Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any two of the following: The Chairman of the Board, the President and the Treasurer of the Company and delivered to the Subscription Agent; Subscription Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

          (c) The Subscription Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith.

          (d) The Subscription Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates or be required to verify the same, but all such statements and recitals (except the willingness of the Subscription Agent to act as such) are and shall be deemed to have been made by the Company only.

          (e) The Subscription Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Subscription Agent) or in respect of the validity or execution of any Rights Certificate; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in Rights Certificate; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Shares to be issued or as to whether any Shares will, when issued, be validly authorized and issued, fully paid and nonassessable.

          (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Subscription Agent for the carrying out or performing by the Subscription Agent of the provisions of this Agreement.

          (g) The Subscription Agent and any shareholder, director, officer or employee of the Subscription Agent may buy, sell or deal in any other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as thought it were not Subscription Agent under this Agreement. Nothing herein shall preclude the Subscription Agent from acting in any other capacity for the Company or for any other legal entity.

     SECTION 18.  Notices to the Company and Subscription Agent.  All notices
                  ----------------------------------------------
and other communications provided for or permitted hereunder shall be made by hand delivery, overnight courier, telex, or facsimile transmission:

     (a)  if to the Company, to:

          Blue Chip Value Fund, Inc.
          1225 17th Street - 26th Floor
          Denver, Colorado 80202
          Attn:  Steven Wine

     (b)  if to the Subscription Agent, to:

          ChaseMellon Shareholder Services, L.L.C.
          Attn:  Lee Tinto, Assistant Vice President
          111 Founders Plaza - 11th Floor
          East Hartford,  CT  06108

          All such notices and communications shall be deemed to have been duly given, when delivered by hand, if personally delivered; the next day after being sent by overnight delivery, if sent as aforesaid with guaranteed next day delivery; when answered back, if telexed; and when receipt acknowledged, if facsimile transmission is used.

     SECTION 19.  Supplements and Amendments.  The Company and the Subscription
                  ---------------------------
Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Subscription Agent may deem necessary or desirable.

     SECTION 20.  Successors.  All the covenants and provisions of this
                  -----------
Agreement by or for the benefit of the Company or the Subscription Agent shall bind and insure to the benefit of their respective successors and assigns hereunder.

     SECTION 21.  Governing Law.  This Agreement shall be governed by and
                  -------------
construed in accordance with the laws of the State of New York.

     SECTION 22.  Benefits of this Agreement.  Nothing in this Agreement shall
                  ---------------------------
be construed to give to any person or corporation other than the Company and the Subscription Agent any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for sole and exclusive benefit of the Company and the Subscription Agent.

     SECTION 23.  Counterparts.  This Agreement may be executed in any number of
                  -------------
counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     SECTION 24.  Description Headings.  Descriptive headings of the several
                  ---------------------
Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     SECTION 25.  Entire Agreement.  This Agreement is intended by the parties
                  -----------------
as a final expression of their agreement and is intended to be a complete and exclusive statement of this agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     SECTION 26.  Force Majeure.  If by reason of war or armed hostilities or
                  --------------
other calamity, act of God or act of any court, government or governmental, administrative or regulatory authority or agency or similar power beyond the Company's reasonable control, the Company is prevented or restrained from completing the transactions contemplated hereby, then the Company and the Subscription Agent shall have no responsibility for, or obligations with respect thereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.


     BLUE CHIP VALUE FUND, INC.



     By:_____________________________________
     Name:
     Title:


     CHASEMELLON SHAREHOLDER SERVICES, L.L.C.



     By:_____________________________________
     Name:
     Title:

                                                       EXHIBIT

CONFIDENTIAL:  REORGANIZATION FEE SCHEDULE APPROVAL FORM


ATTN:  Steve Wine    APPROVED:


FUND:  BLUE CHIP VALUE FUND, INC.



Description:    Rights Subscription Offering


                4,300 Accounts (approximated)

BASICS:
1.             "Good Order" Processing                     $8.00 per L/T
               (includes issuance of one (1) certificate)
2.             Defect/Reject                               $5.00 per L/T
3.             Legal                                       $5.00 per L/T
4.             Protect                                     $15.00 per L/T
5.             Partial/Transfers/Splits                    $00.50 per L/T
6.             Withdrawal                                  N/A per
7.             Return/Late Items                           $2.00 per L/T
8.             Excess Debit                                $00.50 per certificate

PARTICULARS

10.            Calculation and Issuance of
               Rights Certificate                          $1.50 per certificate
11.            Step-up Privilege                           $     per L/T
12.            Proration (Straight/equally applied)*       $3.00 per account
13.            Oversubscription                            $3.00 per account

SPECIALS
14.            Expiration (applicable on a per basis
                         which includes each extension)
               A.        Normal - up to 5:00 p.m. EST                 $  600.00
               B.        Special - 5:00 p.m. to 12:00 p.m. EST        $1,200.00

15.            Production (in addition to regular production, e.g. Extended List, etc.)

               A.        Lists negotiable depending upon requirements.
               B.        Tapes negotiable depending upon requirements.
               C.        Copies negotiable depending upon requirements.

*Other than a "straight" proration is subject to negotiation.



16.            MINIMUM (exclusive of out-of-pocket expenses
                              and expiration costs)                   $10,000.00

               If applicable, the above mentioned is a minimum for the
               first month and subjected to renegotiation thereafter.
                     -----

Administrator:      Lee Tinto, Assistant Vice President
                    CMSS - Hartford, CT
                    (860) 282-3512